Model N Names Christopher Larsen as SVP & Chief Sales Officer

Proven Sales Leader Brings Sales Execution, Executive Vision, and Track Record of Scaling Companies

REDWOOD CITY, Calif. - October 21, 2013 - Model N, Inc. (NYSE: MODN), the leading revenue management solutions provider to the life science and technology industries, today announced that it has appointed Christopher Larsen as Senior Vice President & Chief Sales Officer.

As a 25-year veteran in the industry, Larsen has a proven track record of success in the enterprise software market. Prior to joining Model N, Larsen held leadership positions at SAP, TIBCO and Infragistics. He brings extensive global operations experience and vertical industry go-to-market expertise as well as a unique focus on continual customer value creation.

"Chris brings to Model N proven leadership and the know-how to scale global sales organizations. These are skills that are paramount as we bring the benefits of Revenue Management to more companies," said Model N Founder, Chairman and CEO Zack Rinat. "I am excited to have Chris join the Model N team."

Larsen's previous successes in creating efficient and scalable global field processes across the customer engagement lifecycle have resulted in strong customer loyalty, best-in-class operational execution and highly productive global field teams. Both at SAP and TIBCO, Larsen demonstrated a strong ability to operate at scale.

As President of SAP North America, Larsen drove a $1.2 billion operation and the go-to-market strategy, development and execution for the US subsidiary of the world's largest enterprise application software company, leading over 2,000 employees across sales, pre-sales, consulting, industry marketing, alliances and channels. At TIBCO, Larsen drove the global field transformation for an organization of over 400 customer-facing sales and alliances professionals, transitioning it from a technology-driven engagement model to a strategic solution and customer-centric engagement model. His success has been driven by establishing scalable and repeatable pipeline management, forecasting, account and opportunity management, channel and alliance management, and professional services processes. Most recently, Larsen was the Chief Operating Officer and General Manager of the Mobile Business App Division at Infragistics, a leading provider of UX and UI development tools.

"I am delighted to join Model N at such a pivotal time in its growth," said Larsen. "Model N is pioneering the new category of Revenue Management enterprise software. Being able to effectively manage revenue execution is an unmet need at virtually all the companies I have worked with over the years. When I saw the benefits and potential of this software category, I jumped at the opportunity to become part of this successful team and market opportunity."

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About Model N

Model N is the leader in Revenue Management solutions. Model N helps its customers maximize their revenue and reduce revenue compliance risk by managing every dollar that impacts their top line encompassing contracting, pricing, incentives, and rebates. Model N leverages its deep industry expertise to support the unique business needs of Life Sciences and Technology companies in more than 50 countries. Global Customers include: Actavis, Allergan, Amgen, Atmel, Boston Scientific, Bristol-Myers Squibb, Dell, Johnson & Johnson, Linear Technology, Merck, Marvell, Maxim, Micron, Nokia, Novartis, Novo Nordisk, ON Semiconductor, and STMicroelectronics. Learn more at: http://www.modeln.com. Model N is traded on the New York Stock Exchange under the symbol MODN.

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Model N is a trademark of Model N, Inc. Any other company names mentioned are the property of their respective owners and are mentioned for identification purposes only.

Contact Information

Kristin Dunning
Manager, Marketing and Communications
Model N
650-610-4717
kdunning@modeln.com